Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2010, relating to the consolidated financial statements of Republic Airways Holdings Inc. and subsidiaries and the effectiveness of Republic Airways Holdings Inc.’s internal control over financial reporting (which report expresses an unqualified opinion and included an explanatory paragraph referring to Note 1 to the consolidated financial statements that substantially all fixed-fee service revenues are derived from code-share agreements with US Airways, Inc., Delta Air Lines, Inc., AMR Corp., the parent of American Airlines, Inc., United Air Line, Inc., and Continental Airlines, Inc.), appearing in the Annual Report on Form 10-K of Republic Airways Holdings Inc. for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
October 20, 2010